Exhibit 99.1

PRESS RELEASE

For Immediate Release

WesBanco, Inc. and Premier Financial Corp. Announce Regulatory Approvals for Pending Merger

WHEELING, W.Va., (February 12, 2025) — WesBanco, Inc. (“WesBanco”) (Nasdaq: WSBC) and Premier Financial Corp. (“Premier”) (Nasdaq: PFC) today announced that they have received all necessary regulatory approvals for the pending merger of Premier with and into WesBanco.

The companies previously announced that the shareholders of Premier and the shareholders of WesBanco had voted overwhelmingly to approve the transaction at their respective special meetings on December 11, 2024.

“We are thrilled to have received all necessary regulatory and shareholder approvals, marking a significant milestone in our journey to bring WesBanco and Premier together,” said Jeff Jackson, President and Chief Executive Officer of WesBanco. “These approvals reflect the strength of our shared vision for a community-focused, regional financial services provider. We look forward to closing this transformative merger and delivering the benefits of our combined strengths to our customers, communities, teams and shareholders.”

WesBanco and Premier expect that the closing of the merger will occur on or about February 28, 2025. The transaction remains subject to the completion of customary closing conditions.

The merger will create a regional financial services institution with approximately $27 billion in assets, significant economies of scale, and strong pro forma profitability metrics. With complementary and contiguous geographic footprints, the combined company would be the 8th largest bank in Ohio, based on deposit market share, have increased presence in Indiana, and serve customers in nine states.

About WesBanco, Inc.

With over 150 years as a community-focused, regional financial services partner, WesBanco Inc. (NASDAQ: WSBC) and its subsidiaries build lasting prosperity through relationships and solutions that empower our customers for success in their financial journeys. Customers across our eight-state footprint choose WesBanco for the comprehensive range and personalized delivery of our retail and commercial banking solutions, as well as trust, brokerage, wealth management and insurance services, all designed to advance their financial goals. Through the strength of our teams, we leverage large bank capabilities and local focus to help make every community we serve a better place for people and businesses to thrive. Headquartered in Wheeling, West Virginia, WesBanco has $18.7 billion in total assets, with our Trust and Investment Services holding $6.0 billion of assets under management and securities account values (including annuities) of $1.9 billion through our broker/dealer, as of December 31, 2024. Learn more at www.wesbanco.com and follow @WesBanco on Facebook, LinkedIn and Instagram.

About Premier Financial Corp.

Premier Financial Corp. (Nasdaq: PFC), headquartered in Defiance, Ohio, is the holding company for Premier Bank. Premier Bank, headquartered in Youngstown, Ohio, operates 73 branches and nine loan offices in Ohio, Michigan, Indiana and Pennsylvania and also serves clients through a team of wealth professionals dedicated to each community banking branch. For more information, visit Premier’s website at www.PremierFinCorp.com.

WesBanco Investor Contact:

John H. Iannone

Senior Vice President, Investor Relations

304-905-7021

WesBanco Company Contact:

Alisha Hipwell

Sr. Executive Vice President, Corporate Communications

Alisha.Hipwell@wesbanco.com

304-234-9230

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